Exhibit 10.3

AvalonBay Communities, Inc.

671 N. Glebe Road, Suite 800

Arlington, VA  22203

December 16, 2011

Leo S. Horey

[address]

Dear Leo:

As you know, the Board of Directors and its Compensation Committee of AvalonBay Communities, Inc. (the “Company”) have concluded that employment agreements, as a general matter of policy, may no longer be in the best interests of the Company except under special circumstances and only then narrowly tailored to fit the situation.  Therefore, the Company and you have negotiated to terminate your existing Employment Agreement dated September 10, 2001, as the same has been amended to date (the “Current Employment Agreement”), on the following terms and conditions:

1.  Defined terms used in this letter and not defined elsewhere in this letter have the meanings ascribed thereto on Exhibit A attached hereto.

2.   You and the Company agree that, as of the Effective Date, your Current Employment Agreement will be of no further force and effect and will be terminated in full.  In consideration of your agreeing to terminate the Current Employment Agreement and your rights and benefits thereunder, and for your help with a smooth organizational transition related to the recently announced CEO transition, the Company has agreed to provide you with the benefits described in paragraphs 3 and 4 below.

3.  In the event the Company or any successor to the Company terminates your employment without Cause, then:

A.  The Company shall pay to you as severance following your termination the following (subject to tax withholding):

(a)          An amount of cash determined as follows:  your annual cash bonus at target plus the dollar value of your annual long term incentive award at target, for the year of termination, pro rated to reflect the portion of the year worked through the date of termination.  For example, if the termination occurs on June 30, 20XX, and your annual cash bonus at target for 20XX is $X and the dollar value of your long term incentive award at target for 20XX is $Y, then the amount due under this clause (a) would be 50% of ($X plus $Y).

plus

(b)         An amount of cash equal to one (1) times your Covered Compensation as in effect on the date of termination, provided that if such termination occurs within a two-year period after a Sale Event, then the amount of cash under this clause (b) shall equal two (2) times your Covered Compensation as in effect on the date of termination.  (We further agree that if your employment is terminated by us without Cause either (i) after the Company has entered into a definitive agreement with a third party with respect to a transaction that if consummated would result in a Sale Event or (ii) at a time when we actively anticipate or are planning to enter into such an agreement, and thereafter in either case a Sale Event occurs within six months after your employment terminates, you will receive an additional cash payment of one (1) times your Covered Compensation (so that the total amount received by you, after receipt of such additional cash payment, shall equal two (2) times your Covered Compensation as in effect on the date of termination).)

B.  In addition, your unvested employee stock options and restricted stock grants would vest on the date of termination and you would have one year to exercise your employee stock options (subject to the earlier expiration of the 10 year term of such options).

C.  You would also be provided with other customary benefits, if any, that are generally provided by the Company for officers who are terminated without cause, such as payment of COBRA premiums for a period of time.

D.  Notwithstanding any other provision of this agreement, in the event that the amounts you would receive pursuant to this agreement for a termination without Cause, together with any other amounts you would receive in connection with such termination of employment, would be subject to the excise tax imposed by Section 4999 of the Internal Revnue Code of 1986, as amended (“Code”), then the limitation provisions relating to Section 4999 of the Code contained in Section 6 of the Company’s Officer Severance Plan (as such plan is in effect on the date hereof, or a successor provision in an amended or successor Officer Severance Plan if such successor provision when applied is more beneficial to you) will apply as if stated in full herein and may limit the the cash payments and benefits you receive upon such termination.

We agree that if (i) we do any of the following (each, a “Default”),  and (ii) within thirty days of a Default or alleged Default you provide us of notice of your intent to terminate your employment by reason of such Default with reasonable specificity as to the actions taken by us which constitute a Default, and (iii) we do not cure such Default within ten days of our receipt of your notice relating thereto, then in such event you may terminate your employment and such termination shall constitute a termination without Cause such that you are entitled to the benefits described above:  (a) we reduce your title to below that of an Executive Vice President,  or (b) you are no longer included in the executive officer group or a participant at executive officer meetings, or (c) we violate our agreement in Section 5 of this letter agreement.

Notwithstanding the foregoing, you will only be entitled to the payments above upon execution by you, within 30 days following your termination and upon the lapse of the seven-day revocation period (or such other revocation period as we are required to legally provide you), of a Separation and Release Agreement containing reasonable general release, confidentiality, return of property, one year employee non-solicitation, and mutual non-disparagement provisions, with provisions addressing these and related matters to be in a form substantially similar to those set forth in Exhibit B.  Subject to the foregoing,  and the delay that may be required pursuant to the provisions set forth in Exhibit C attached hereto, payments will be made as soon as reasonably practicable (as determined by the Company) after your execution of such Separation and Release Agreement and the lapse of any required revocation period but in all events such payments must be made (unless you do not timely execute a Separation and Release Agreement through no fault of the Company’s) on or before the 60th day after your involuntary termination of employment, except that (i) if such 60-day period begins in one calendar year and ends in a second calendar year, such payment in all events will occur during the second calendar year and within such 60-day period, and (ii) such payment may be further delayed in accordance with the provisions set forth in Exhibit C.

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4.  The Company shall also award you, effective as of December 30, 2011, a restricted stock award under the Company’s 2009 Stock Incentive Plan, subject to the following:

A.           The number of shares awarded shall be determined by dividing three hundred thousand dollars ($300,000) by the closing price on the New York Stock Exchange of a share of the Company’s Common Stock on December 30, 2011, rounded up or down to the nearest whole number.

B.             Seventy-five percent (75%) of the shares so granted shall cliff vest in full on December 31, 2013 if you remain employed through such date, with no interim or partial vesting before such date except that the vesting of such shares may accelerate if your employment is terminated without Cause or by reason of death or disability or if there is a Sale Event (for clarification, it is noted that the vesting of such shares shall not occur in the event your employment terminates by reason of Retirement (as defined in the Company’s current standard award agreements) prior to December 31, 2013).  The remaining twenty-five percent (25%) of such shares shall vest on December 31, 2014, subject to earlier acceleration of vesting in the event of a termination of employment due to death, disability, termination without Cause or Retirement, or upon a Sale Event.  The Form of such restricted stock agreement is attached as Exhibit D hereto.

5.  The Company acknowledges that your base salary, cash bonus and long term incentive bonus are each a material part of your total compensation.   The Company will endeavor to provide you with a reasonable bonus program which continues to provide for a reasonable cash bonus and/or reasonable long term incentive bonus to compensate you for the achievement by the Company and/or you of reasonable goals and objectives such that your total compensation (consisting of base salary, cash bonus and long term incentive bonus), in light of the Company’s performance and your performance and service as Executive Vice President, is reasonable under the circumstances and reasonable relative to the cash bonuses and long term incentive bonuses awarded other officers of the Company as compared to their target bonuses.  The Company shall not be in breach of this provision unless it can be demonstrated that the Company acted in bad faith in determining whether to award (or the size of an award of) a cash bonus or long term incentive bonus, which determination of bad faith shall specifically be made with reference to the target awards set for other officers and the actual awards paid other officers.

6.  This agreement shall remain in effect until December 31, 2015, and may be renewed thereafter upon mutual agreement of the parties.  While this agreement is in effect, you would not receive cash severance under the Company’s Officer Severance Plan in addition to the cash severance provided hereunder (except to the extent that you would have been entitled to a greater benefit under the Officer Severance Plan).

7.  This agreement shall be governed by the laws of the state of Virginia.

8.  Your employment remains “at will” and may be terminated at any time, with or without Cause, at the option of the Company, subject only to the severance obligations provided herein and as otherwise provided by law.

9.  Reference is made to the Endorsement Split Dollar Life Insurance Company Agreement between you and the Company originally entered into on February 19, 2003 and most recently amended and restated on December 14, 2008 (as so amended and restated, the “Split Dollar Agreement”).  In the Split Dollar Agreement, “Employment Agreement” is defined as your Current Employment

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Agreement, but you agree, by your execution of this agreement, that, regardless of whether this agreement is in effect or has expired, (i) such reference in the Split Dollar Agreement shall hereafter be understood to refer to this Agreement, and (ii) the reference in the Split Dollar Agreement to a Constructive Termination Without Cause, which is a term that is not used in this Agreement, shall hereafter be understood to refer to your decision to terminate your employment because of an uncured Default as provided in Section 3 of this Agreement.

Sincerely,

AvalonBay Communities, Inc.

By:	/s/ Timothy J. Naughton
	Name:	Timothy J. Naughton
	Title:	President

Accepted and Agreed to:

/s/ Leo S. Horey
Name: Leo S. Horey
Dated: December 16, 2011

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Exhibit A

Definitions

“Effective Date” means the latest date on which letter agreements terminating the current employment agreements of you, Timothy Naughton and Thomas Sargeant are fully signed by all of the Company, you and Messrs. Naughton and Sargeant.

“Cause” means a vote of the Board of Directors of the Company resolving that you should be dismissed as a result of (i) any material breach by you of any agreement to which the you and the Company are parties, (ii) any act (other than retirement) or omission to act by you which may have a material and adverse effect on the business of the Company or on your ability to perform services for the Company, including, without limitation, the commission of any crime (other than ordinary traffic violations), or (iii) any material misconduct or neglect of duties by you in connection with the business or affairs of the Company.

“Covered Compensation” means the sum of (i) your base salary on the date of termination plus (ii) the average of your last two annual cash bonuses as of the date of termination.

“Sale Event” shall have the meaning given thereto in the Company’s 2009 Stock Incentive Plan.

A-1

Exhibit B

Separation and Release Agreement Terms

Offset for Withholding Tax.  You acknowledge that income taxes or other legally mandated withholding will be due upon the transfer or vesting of stock or the exercise of stock options and the Company will not be obligated to deliver to you any share certificates until you have satisfied all withholding tax obligations.  You agree and authorize the Company to withhold cash payments otherwise due to you under this Separation and Release Agreement, and to use such withheld payments for the purpose of satisfying any obligations which you may have for taxes or other legally mandated withholding until such obligations are fully satisfied.  In the event that the payments withheld are insufficient to satisfy such obligations, you agree to make any additional payments necessary directly to the Company until all such obligations are satisfied.  The Company will allow you, should you elect, to have shares withheld to satisfy the tax withholding obligation that accrues upon the vesting of the shares.

Release of Claims.  In consideration of all payments described in this Separation and Release Agreement, you hereby covenant and agree as follows:

(a)           You, on behalf of yourself and your successors, heirs, assigns, executors, administrators and/or estate, hereby knowingly and voluntarily, irrevocably and unconditionally release, acquit and forever discharge the Company, its subsidiaries, divisions and related or affiliated entities, and each of their respective predecessors, successors or assigns, and the current and former officers, directors, partners, shareholders, representatives, employees and agents of each of the foregoing (the “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred), known or unknown, that directly or indirectly arise out of, relate to or concern your employment or termination of employment with the Company (“Claims”), which you have, own or hold, or at any time heretofore had, owned or held against the Releasees up to the date on which you execute this Separation and Release Agreement, including without limitation, express or implied, all Claims for:  breach of express or implied contract; promissory estoppel; fraud, deceit or misrepresentation; intentional, reckless or negligent infliction of emotional distress; breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; interference with contractual or advantageous relations; or any alleged violation of:

Title VII of the Civil Rights Act of 1964, as amended;

The Civil Rights Act of 1991;

Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

The Employee Retirement Income Security Act of 1974, as amended;

The Immigration Reform and Control Act, as amended;

The Americans with Disabilities Act of 1990, as amended;

The Age Discrimination in Employment Act of 1967, as amended;

The Workers Adjustment and Retraining Notification Act, as amended;

The Occupational Safety and Health Act, as amended;

The National Labor Relations Act;

The Sarbanes-Oxley Act of 2002;

Genetic Information Nondiscrimination Act of 2008;

Equal Pay Act of 1963, as amended;

The Family and Medical Leave Act of 1993, as amended;

The Fair Labor Standards Act, as amended;

The  Consolidated Omnibus Budget Reconciliation Act, as amended;

The Virginia Human Rights Act — Va. Code § 2.2-3900 et seq.;

Virginia Statutory Provisions Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim — Va. Code § 65.2-308(A) and (B);

The Virginia Equal Pay Act — Va. Code § 40.1-28.6;

Virginia Statutory Provisions Regarding Genetic Testing and Genetic Characteristics — Va. Code § 40.1-28.7:1;

The Virginians With Disabilities Act — Va. Code § 51.5-1 et seq.;

AIDS Testing Law — Va. Code Ann. §32.1-36.1;

Virginia Wage Payment and Hour Laws — Va. Code § 40.1-28.8 et seq. and Va. Code § 40.1-29;

Virginia Occupational Safety and Health (VOSH) Law — Va. Code § 40.1-49.3 et seq.;

Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

Any public policy, contract, tort or common law; and

Any claim for costs, fees or other expenses including attorneys’ fees.

You intend this release to fully discharge the Releasees to the maximum extent permitted by law.

(b)           You acknowledge that you are releasing unknown claims.

(c)           You represent and warrant that you have not filed any complaints or charges asserting any Claims against the Releasees with any local, state or federal agency or court.  You further represent and warrant that you have not assigned or transferred to any person or entity any Claims or any part or portion thereof.

(d)           You agree that you will not hereafter pursue any Claim against any Releasee by filing a lawsuit in any local, state or federal court for or on account of anything which has occurred up to the present time as a result of your employment, and you shall not seek reinstatement with, or damages of any nature, severance, incentive or retention pay, attorney’s fees, or costs from the Company or any of the other Releasees; provided, however, that nothing in this Section      shall be deemed to release the Company from any claims that you may have (i) under this Separation and Release Agreement, (ii) for indemnification pursuant to and in accordance with applicable statutes and the by-laws of the Company, (iii) for vested retirement benefits under the terms of qualified employee pension or defined contribution benefit plans, or (iv) for accrued but unpaid wages. Nothing in this Separation and Release Agreement shall be construed to prohibit you from filing a charge or complaint, including a challenge to the validity of this Separation Agreement, with the Equal Employment Opportunity Commission or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission.

(e)           You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the federal Age Discrimination in Employment Act of 1967, as amended (the “ADEA”).  You also acknowledge that the consideration given in paragraphs          hereof is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised by this Separation and Release Agreement, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Separation and Release Agreement; (b) you have been advised hereby to consult with an attorney prior to executing this Separation and Release Agreement; (c) you have twenty-one (21) days to consider this Separation and Release Agreement (although you may choose to voluntarily execute this Separation and Release Agreement earlier); and (d) you have seven (7) days following the execution of this Separation and Release Agreement to revoke this Separation and Release Agreement.  Any revocation within this period must be submitted, in writing, to                         , 671 North Glebe Road, Suite 800, Arlington, VA 22203, and state, “I hereby revoke my acceptance of our letter agreement dated as of September 30, 2011 and the release contained therein.”  The revocation must be delivered to and received by the Vice President of Human Resources or her designee, or mailed to Suzanne Jakstavich and postmarked within seven (7) calendar days after execution of this Separation and Release Agreement.  This Separation and Release Agreement shall not become effective or enforceable until the revocation period has expired (the “Effective Date”).  If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Virginia, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday.

Disputes.  Any and all of your claims (i) arising under this Separation and Release Agreement, (ii) for indemnification pursuant to and in accordance with applicable statutes and the by-laws of the Company, (iii) for vested retirement benefits under the terms of qualified employee pension or defined contribution benefit plans, (iv) for accrued but unpaid wages, or (v) arising after the execution date of this Separation and Release Agreement may be brought in a court of competent jurisdiction.  The Company shall pay your reasonable attorney’s fees and costs if you prevail in the litigation.

Return of Property.  To the extent you have not already done so, (i) you will return to the Company all records, correspondence, notes, financial statements, computer printouts and other documents and recorded material of every nature (including copies thereof) that may be in your possession or control dealing with Confidential Information (as described in the Company’s Code of Business Conduct and Ethics), or other work product that is proprietary to the Company, including yield matrices, templates and model documents, and (ii) you will return to the Company all other Company property.   Notwithstanding the foregoing, you may copy and keep your electronic contacts and address book.

Non-Solicitation Agreement.  You agree that for the one (1) year period following your termination of employment, you will not, without the prior written consent of the Company, solicit or attempt to solicit for employment with or on behalf of any organization or enterprise, any employee of the Company or any of its affiliates or any person who was formerly employed by the Company or any of its affiliates within the preceding six months, unless such person’s employment was terminated by the Company or any of such affiliates.

Litigation Cooperation.  You agree to continue to serve the Company as a litigation consultant and, in connection therewith, to cooperate reasonably with the Company in (i) the defense or prosecution of any claims or actions which already have been brought or which may be brought in the future against or on behalf of the Company and (ii) responding to, cooperating with, or contesting any governmental audit, inspection, inquiry, proceeding or investigation, which relate to events or occurrences that transpired during your employment with the Company.  Your cooperation in connection with such claims or actions shall include, without implication of limitation: promptly notifying the Company in writing of any subpoena, interview, investigation, request for information, or other contact concerning events or occurrences that transpired during your employment with any of the Company; being reasonably available to meet with counsel for the Company, or any of its affiliates, to prepare for discovery or trial; to testify truthfully as a witness when reasonably requested and at reasonable times designated by the Company; and to meet with counsel or other designated representatives of the Company at reasonable times and places; to prepare responses to and to cooperate with any Company’s processing of governmental audits, inspections, inquiries, proceedings or investigations.  You further agree that you shall not voluntarily provide information to or otherwise cooperate with any individual or entity that is contemplating or pursuing litigation against any of the Releasees or that is undertaking any investigation or review of any of the Releasees’ activities or practices; provided, however, that you may participate in or otherwise assist in any investigation or inquiry conducted by the EEOC.  The Company will try, in good faith, to exercise its rights under this Section so as not to unreasonably interfere with your personal schedule or ability to engage in gainful employment.  In the event other commitments preclude you from being available to the Company when requested, you may decline a Company request for cooperation so long as you promptly provide to the Company reasonable alternative dates when you will be available to provide such cooperation.  The Company agrees to reimburse you for any reasonable out-of-pocket expenses that you incur in connection with such cooperation, subject to reasonable documentation.  The Company shall compensate you at an hourly rate based on your current base salary for time that you reasonably spend complying with your obligations as a litigation consultant under this Section, except that the Company shall not, under any circumstances, compensate you for time spent (i) testifying under oath or (ii) responding to questions from governmental investigators in a capacity as a fact witness.  You acknowledge that to the best of your knowledge you are not now aware of any violations of law that have been committed by the Company or, relating to Company business, by any of its officers or employees.

Confidentiality.  In furtherance of your obligations under this Separation and Release Agreement, you agree that you shall not disclose, provide or reveal, directly or indirectly, any confidential or proprietary information concerning the Company, including without implication of limitation, its operations, plans, strategies or administration, to any other person or entity unless compelled to do so pursuant to (a) a valid subpoena or (b) as otherwise required by law, but in either case only after providing the Company, to the attention of its Senior Vice President-General Counsel, with prior written notice and opportunity to contest such subpoena or other requirement. Written notice shall be provided to the Company as soon as practicable, but in no event less than five (5) business days after you receive notice compelling such disclosure.  You also agree to keep the terms of this Separation and Release Agreement confidential, although you may share it with your spouse and, as needed, with your attorneys, tax accountants and preparers, and financial advisors.

Exclusivity.  This Separation and Release Agreement sets forth all the consideration to which you are entitled by reason of your termination from the Company.

Tax Matters.  All payments and other consideration provided to you pursuant to this Separation and Release Agreement shall be subject to any deductions, withholding or tax reporting that the Company reasonably determines to be required for tax purposes.  Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.  Payments and benefits under this Agreement will be administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended.

Survival.  You and the Company agree that the terms set out in this Separation and Release Agreement, including but not limited to Sections                 , shall survive the signing of this Agreement.

Nondisparagement.  You agree not to take any action or make any statement, written or oral, which disparages or criticizes the Company or its officers, directors, agents, or management and business practices, or which disrupts or impairs the Company’s normal operations.  The Company agrees that its current executive officers (i.e., persons who at present hold the title of Executive Vice President, Chief Financial Officer, President or CEO)  and its current Senior Vice President-General Counsel will not take any action or make any statement, written or oral, which disparages or criticizes you or your management and business practices.  The provisions of this Section       shall not apply to any truthful statement required to be made by you or any executive officer of the Company, as the case may be, in any legal proceeding, governmental or regulatory investigation, in any public filing or disclosure legally required to be filed or made, or in any confidential discussion or consultation with professional advisors.

Notices, Acknowledgments, and Other Terms.

(a)           You are advised to consult with an attorney and tax advisor before signing this Separation and Release Agreement.  You acknowledge that you have been given a reasonable period of time to consider this Separation and Release Agreement before executing it.

(b)           By signing this Separation and Release Agreement, you acknowledge that you are doing so voluntarily and knowingly, fully intending to be bound by this Separation and Release Agreement.  You also acknowledge that you are not relying on any representations by any representative of the Company concerning the meaning of any aspect of this Separation and Release Agreement.

(c)           In the event of any dispute, this Separation and Release Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either you or the Company.  Section headings and parenthetical explanations of section references are for convenience only and shall not be used to interpret the meaning of any provision or term of this Separation and Release Agreement.

(d)           The law of the Commonwealth of Virginia, excluding its conflict of laws principles, will govern any dispute about this Separation and Release Agreement, including any interpretation or enforcement of this Separation and Release Agreement.

(e)           In the event that any provision or portion of a provision of this Separation and Release Agreement shall be determined to be illegal, invalid or unenforceable, the remainder of this Separation and Release Agreement shall be enforced to the fullest extent possible and the parties expressly agree that the illegal, invalid or unenforceable provision or portion of a provision will be amended by a court of competent jurisdiction, or otherwise thereafter shall be interpreted, to reflect as nearly as possible without being illegal, invalid or unenforceable the parties’ intent if possible.  If such amendment or interpretation is not possible, the illegal, invalid or unenforceable provision or portion of a provision will be severed from the remainder of this Separation and Release Agreement and the remainder of this Separation and Release Agreement shall be enforced to the fullest extent possible as if such illegal, invalid or unenforceable provision or portion of a provision was not included.

(f)            This Separation and Release Agreement may be modified only by a written agreement signed by you and an authorized representative of the Company.

(g)           This Separation and Release Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and, except as expressly provided herein, supersedes all prior agreements between the parties with respect to any related subject matter.  It shall be subject to waiver, modification or amendment only by written instrument duly executed by both parties.

(h)           This Separation and Release Agreement shall be binding upon each of the parties and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of each party and to their heirs, administrators, representatives, executors, successors, and assigns.

(i)            Notices by the Company to you shall be made to your home address as reflected in the Company’s records, and notices by you to the Company shall be made to the attention of the Senior Vice President-General Counsel and delivered to the Company’s Arlington, Virginia office (or such other address as you are notified in writing).  Notices shall be by a nationally recognized overnight courier or by certified U.S. mail.

Exhibit C

Section 409A Saving Provisions

(a)           Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)           To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h).

(c)           The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(d)           The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

C-1

Exhibit D

Form of Restricted Stock Agreement

AVALONBAY COMMUNITIES, INC.
STOCK GRANT AND RESTRICTED STOCK AGREEMENT

Pursuant to the terms of the AvalonBay Communities, Inc. 2009 Stock Option and Incentive Plan (the “Plan”), in consideration for services rendered and to be rendered to AvalonBay Communities, Inc. (the “Company”) and for other good and valuable consideration, the Company is issuing to the Employee named below contemporaneously herewith the Shares, upon the terms and conditions set forth herein and in the Restricted Stock Agreement Terms (the “Terms”) which are attached hereto and incorporated herein in their entirety.  Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Plan or in the Terms, as applicable.

Employee:
Award Date:	December 30, 2011
Vesting Commencement Date:	December 31, 2013
Number of Shares Granted (“Shares”):

Vesting Schedule:                     Subject to the provisions of the Terms and the discretion of the Company to accelerate the vesting schedule, the Employee’s ownership interest in the Shares shall vest, and the status of the Shares as Restricted Stock and all Restrictions with respect to the Shares shall terminate, in accordance with the following schedule of events:  75% on December 31, 2013 and 25% on December 31, 2014.

The Shares shall also vest upon the occurrence of the following events:

Termination of the Employee’s Employment by the Company without Cause, as defined in the Employee’s letter agreement with the Company dated December 16, 2011.	100% of the Award

The death or Disability of the Employee	100% of the Award

The Employee’s Retirement after December 31, 2013	100% of the Award

If earlier than any of the above events, a Sale Event	100% of the Award

*or, if fewer, all Restricted Shares

The Administrator’s determination of the reason for termination of the Employee’s employment shall be conclusive and binding on the Employee and his or her representatives or legatees.

Additional Terms/Acknowledgements: The undersigned Employee acknowledges receipt of, and understands and agrees to, this Stock Grant and Restricted Stock Agreement, including, without limitation, the Terms.  Employee further acknowledges that as of the Award Date, this Stock Grant and Restricted Stock Agreement, including, without limitation, the Terms, sets forth the entire understanding between Employee and the Company regarding the stock grant described herein and supersedes all prior oral and written agreements on that subject.

ATTACHMENT:  Restricted Stock Agreement Terms

AVALONBAY COMMUNITIES, INC.

RESTRICTED STOCK AGREEMENT TERMS

ARTICLE I

DEFINITIONS

The following terms used below in this Agreement shall have the meaning specified below unless the context clearly indicates to the contrary.  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.

Section 1.1 — Cause

“Cause” is defined as set forth in the Employee’s letter agreement with the Company dated November     , 2011..

Section 1.2 — Common Stock

“Common Stock” shall mean the common stock of the Company, $.01 par value.

Section 1.3 — Disability

“Disability” shall mean the Employee’s inability to perform his normal required services for the Company and its Subsidiaries for a period of six consecutive months by reason of the individual’s mental or physical disability, as determined by the Committee in good faith in its sole discretion.

Section 1.4  — Restricted Stock

“Restricted Stock” shall mean the Shares issued under this Agreement for as long as such shares are subject to the Restrictions (as hereinafter defined) imposed by this Agreement.

Section 1.5 - Restrictions

“Restrictions” shall mean the restrictions set forth in Article III of this Agreement.

Section 1.6 - Retirement

“Retirement” shall mean the termination of the Employee’s employment (and other business relationships) with the Company and its Subsidiaries, other than for Cause, following the date on which the sum of the following equals or exceeds 70 years: (i) the number of full months of the Employee’s employment and other business relationships with the Company and any predecessor Company and (ii) the Employee’s age on the date of termination (i.e., a person whose age is 55 years, 6 months and who has worked at the Company for 14 years, 6 months meets the 70 years requirement); provided that:

(x)                                   the Employee’s employment by (or other business relationships with) the Company and any predecessor company of the Company have continued for a period of at least 120 continuous full months at the time of termination and, on the date of termination, the Employee is at least 50 years old;

(y)                                 in the case of termination of employment, the Employee gives at least six months’ prior written notice to the Company of his or her intention to retire; and

(z)                                   in the case of termination of employment, the Employee enters into a “Non-Compete and Non-Solicitation Agreement,” as hereinafter defined, and a general release of all claims in a form that is reasonably satisfactory to the Company.

As used in the foregoing sentence, “Non-Compete and Non-Solicitation Agreement” shall mean a written agreement between the Employee and the Company providing that, for a period of at least 12 months following the Employee’s termination of employment with the Company (A) the Employee shall not, without the prior written consent of the Company, become associated with, or engage in any “Restricted Activities” with respect to any “Competing Enterprise,” as such terms are hereinafter defined, whether as an officer, employee, principal, partner, agent, consultant, independent contractor or shareholder, and (B) the Employee shall not, without the prior written consent of the Company, solicit or attempt to solicit for employment with or on behalf of any Competing Enterprise any employee of the Company or any of its affiliates or any person who was formerly employed by the Company or any of its affiliates within the preceding six months, unless such person’s employment was terminated by the Company or any of such affiliates.  “Competing Enterprise,” for purposes of this section, shall mean any person, corporation, partnership, venture or other entity which is engaged in the business of managing, owning, leasing, or joint-venturing multifamily rental real estate within 30 miles of multifamily rental real estate owned or under management by the Company or its affiliates.  “Restricted Activities,” for purposes of this section, shall mean executive, managerial, directorial, administrative, strategic, business development or supervisory responsibilities and activities relating to any aspects of multifamily rental real estate ownership, management, multifamily rental real estate franchising, and multifamily rental real estate joint-venturing.

Section 1.7 - Secretary

“Secretary” shall mean the secretary of the Company.

ARTICLE II

RESTRICTED STOCK

Section 2.1 - Restricted Stock

Any shares of Common Stock granted pursuant to this Agreement which vest on a date other than the Award Date shall be considered Restricted Stock for purposes of this Agreement and shall be subject to the Restrictions until such time or times and except to the extent that the Employee’s ownership interest in Shares vests in accordance with the Vesting Schedule set forth on the first page of this Agreement.

Section 2.2 - Escrow

If the Restricted Stock is certificated, the Secretary or such other escrow holder as the Company may from time to time appoint shall retain physical custody of the certificates representing Restricted Stock, until all of the Restrictions expire or shall have been removed; provided, however, that in no event shall the Employee retain physical custody of any certificates representing Restricted Stock issued to him.  The Company may cause a book entry deposit of Restricted Stock at the Company’s transfer agent in lieu of physical custody.

Section 2.3 - Rights as Stockholder

From and after the Award Date, the Employee shall have all the rights of a stockholder with respect to the Shares, subject to the Restrictions herein (including the provisions of Article IV), including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares unless and to the extent that the Employee’s interest in Restricted Stock shall have terminated and the Restricted Stock reverts to the Company as provided in Section 3.1 of this Agreement.

ARTICLE III

RESTRICTIONS

Section 3.1 - Reversion of Restricted Stock

Except as provided in Section 2.3, this Section 3.1, and the Vesting Schedule set forth on the first page of this Agreement, the Restricted Stock shall be the property of the Company for as long as and to the extent that the Shares are Restricted Stock pursuant to Section 2.1.  In the event that the Employee’s employment by the Company terminates for any reason other than (a) death, (b) Disability or (c) termination of the Employee’s employment by the Company other than for Cause, any interest of the Employee in Shares that are Restricted Stock shall thereupon immediately terminate and all rights with respect to the Restricted Stock shall immediately revert to and unconditionally be the property of the Company; provided, however, that the Employee shall be entitled to retain any cash dividends paid before the date of such event on the Restricted Stock.

Section 3.2 - Restricted Stock Not Transferable

No Restricted Stock or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Employee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law or judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that the Employee may designate one or more trusts or other similar arrangements for the benefit of the Employee or members of his immediate family as the registered holders of Restricted Stock if and as long as the Employee acts as trustee or in a similar capacity with respect to such trust or arrangement.  Any Restricted Stock so registered shall for all purposes hereunder be deemed to be held of record by the Employee and shall be subject to all of the terms and conditions of this Agreement, including but not limited to the Restrictions and the provisions of Article III of this Agreement.

Section 3.3 - Legend

Certificates representing shares of Restricted Stock or book entries for shares of Restricted Stock issued pursuant to this Agreement shall, until all Restrictions lapse and new certificates are issued pursuant to Section 3.4, bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VESTING REQUIREMENTS AND MAY BE SUBJECT TO FORFEITURE TO AVALONBAY COMMUNITIES, INC. (THE “COMPANY”) UNDER THE TERMS OF THAT CERTAIN RESTRICTED STOCK AGREEMENT BY AND BETWEEN THE COMPANY AND THE HOLDER OF THE SECURITIES.  PRIOR TO VESTING OF OWNERSHIP IN THE SECURITIES, THEY MAY NOT BE, DIRECTLY OR INDIRECTLY, OFFERED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNDER ANY CIRCUMSTANCES.  COPIES OF THE ABOVE REFERENCED AGREEMENT ARE ON FILE AT AND MAY BE OBTAINED ON REQUEST AND WITHOUT CHARGE FROM THE OFFICES OF THE COMPANY AT 671 N. GLEBE ROAD, ARLINGTON, VA 22203.”

Section 3.4 - Lapse of Restrictions

Upon the vesting of some or all of the Restricted Stock as provided in the Vesting Schedule set forth on the first page of this Agreement, and subject to the conditions to issuance set forth in Article IV, if such Shares are certificated, the Company shall cause new certificates to be issued with respect to such vested Shares and delivered to the Employee or his legal representative, free from the legend provided for in Section 3.3.

ARTICLE IV

MISCELLANEOUS

Section 4.1 - Conditions to Issuance of Stock

The Company shall not be required to issue or deliver any certificate or certificates for shares of stock or enter the Employee’s name as the stockholder of record on the books of the Company pursuant to this Agreement prior to fulfillment of all of the following conditions:

(a)           The admission of such shares to listing on all stock exchanges on which such class of stock is then listed; and

(b)           The completion of any registration or other qualification of such shares under any state or Federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Company shall deem necessary or advisable; and

(c)           The obtaining of any approval or other clearance from any state or Federal governmental agency which the Company shall, in its absolute discretion, determine to be necessary or advisable; and

(d)           The payment by the Employee of all amounts required to be withheld under federal, state and local tax laws, with respect to the issuance of Restricted Stock and/or the lapse or removal of any of the Restrictions.

Section 4.2 - Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Employee shall be addressed to him at his address as set forth in the Company’s records.  By a notice given pursuant to this Section 4.2, either party may hereafter designate a different address for notices to be given to it or him.  Any notice which is required to be given to the Employee shall, if the Employee is then deceased, be given to the Employee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 4.2.  Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

Section 4.3 - Titles

Titles and captions are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 4.4 - Amendment

This Agreement may be amended only by a writing executed by the parties hereto which specifically states that it is amending this Agreement.

Section 4.5 - Tax Withholding

The Company’s obligation (i) to issue or deliver to the Employee any certificate or certificates for unrestricted shares of stock or (ii) to pay to the Employee any dividends or make any distributions with respect to the Common Stock issued under this Agreement is expressly conditioned on the Company’s satisfaction of its obligation, if any, to withhold taxes.  The Employee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event.  The Employee may elect to have the required minimum tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued or released by the transfer agent a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.

Section 4.6 — Governing Law

The laws of the State of Maryland shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

Section 4.7 - Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 4.8 - No Special Employment Rights

This Agreement does not, and shall not be interpreted to, create any right on the part of the Employee to continue in the employ of the Company or any subsidiary or affiliate thereof, nor to any continued compensation, prerequisites or other current or future benefits or other incidents of employment.

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